EXHIBIT 10.14
Andrea A. Lang Senior Vice President Human Resources

Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, Texas 77002
Phone 713.507.6578 • Fax 713.767.8371
www.dynegy.com

Personal & Confidential
DYNEGY
February 26, 2003

Mr. Shawn E. Schukar
1171 Woodridge Court
Decatur, IL 62526

Dear Shawn:

On behalf of Illinois Power Company and Dynegy Inc. (herein together, the "Company"), I am pleased to confirm the terms and conditions of your employment at Illinois Power Company in the position of Vice President, Customer and Energy Supply Management, as summarized in this letter. In addition to the terms outlined herein, your employment is governed by the Company's policies and procedures generally applicable to employees of Illinois Power Company.

1.
TITLE. Your title shall be Vice President, Illinois Power Company. You will report to the President of Illinois Power Company. Your duties will include such lawful duties as may be delegated from time to time by the President of Illinois Power Company. You shall devote your time, energy, and skill to the performance of your duties for the Company and will exercise diligence and reasonable care in the performance of such duties. You will be employed in Decatur, Illinois.

2.
BASE SALARY. Your annual salary will be $175,000 payable in accordance with the Company's payroll guidelines. Your salary will be reviewed each year based on corporate policy. There is no guarantee of a salary increase at any time.

3.
INCENTIVE COMPENSATION PLAN. You will be eligible to participate in the Dynegy Inc. Incentive Compensation Plan (ICP). Under the ICP, Dynegy rewards eligible employees for the value of their contributions to the Company by linking both relative employee performance and market competitiveness to pay. Incentive awards will be paid to eligible employees based on overall company, business unit, and individual performance with emphasis placed on competitive market reward levels and with differentiation made for stronger performers. Your target bonus is 40% of your base salary, dependent upon certain financial and performance objectives, determined in accordance with such program, and by the Board of Directors of Dynegy Inc.: however, there is no guarantee of a bonus payment. Award ranges are subject to change based on market competitive norms and the discretion of the Board. You must be an active employee on payroll on the date the awards are distributed to receive an award. It is mutually understood that termination of employment results in your forfeiture of an individual incentive compensation award.

4.
LONG TERN INCENTIVE PLAN. You will also be eligible to participate in Dynegy's Long Term Incentive Program that provides for stock option awards of Class A Common Stock of the Company. The value of any such award will be in parity with the awards granted to similarly situated employees who also report directly to the President of Illinois Power Company. Such option grants will be made dependent upon a number of factors, including but not limited to the Company and your financial and performance objectives, determined in accordance with the provisions of the annual stock option award program, and by the Board. There is no guarantee of a grant of options at any time. Any options granted to you will have an exercise price equal to the highest closing price reported on the NYSE for Class A Common Stock of the Company on the date of grant in accordance with the requirements and provisions of the Company's currently applicable option grant program. Any options granted during the term of this Agreement are subject to the vesting, forfeiture and other terms and conditions of the option grant program under which they were granted. You recognize that any value of an award of "market" options is a projected value, which is subject to the future performance of the Company stock, and that there is no guarantee that the actual value of such options will achieve that value

5.
SEVERANCE AND RELOCATION. If, following a change in control if Illinois Power Company (as defined in this paragraph), the Company involuntarily terminates your employment for any reason other than cause, or you voluntarily terminate your employment as the result of a reduction in your base salary or you are required to relocate outside the Decatur, Illinois metropolitan area, you will receive severance pay in an amount equal to the greater of the amount you would be eligible to receive under the Dynegy Inc. Executive Severance Plan in effect on the date of such termination of employment or 1.5 times your base salary and ICP target on the date of such termination of employment. In addition, you will remain eligible for any benefits other than severance pay for you would otherwise have been eligible under the Dynegy Inc. Executive Severance Plan in effect on the date of such termination of employment. For the purposes of this paragraph, a "change in control" of Illinois Power Company shall mean the sale or disposition of all or substantially all of Illinois Power Company stock or assets by Dynegy Inc. to a person or group or entity that is not an affiliate of the Company. However, a "change in control" shall not be deemed to have occurred if the Company sells all or substantially all of the assets of Illinois Power Company but you are offered a "comparable position" with the Company or with an affiliate or subsidiary of the Company.

6.	BENEFIT PLAN PARTICIPATION. You shall be eligible to participate in Illinois Power Company's benefits programs for officers.

7.
“AT WILL" EMPLOYMENT”. Your employment with the Company "at will." This means that you are free to leave your employment at any time, with or without cause or notice, and that the Company is free to terminate your employment at any time, with or without cause or notice. This offer does not constitute a contract of employment with Dynegy Inc. or Illinois Power Company and no one other than the Chief Executive Officer of Dynegy Inc. has the authority to change the at will nature of your employment. Further, any change to your employment status must be made in writing. No implied contract about any term or condition of your employment is, or can be, established by this offer, or any other statement, action, policy or practice.

Sincerely,

/s/ Andrea A. Lang

Andrea A. Lang
Senior Vice President, Human Resources
Dynegy Inc.

Accepted and Agreed to this 6 day of March, 2003.

/s/ Shawn E. Schukar

Employee Signature

*Your response is requested by March 14, 2003. If you do not respond by this date, this offer expires.